Exhibit 10.2

AMPLITUDE, INC.
EXECUTIVE SEVERANCE PLAN

Article I.

PURPOSE AND PARTICIPATION
Section 1.01
Adoption; Purpose. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Amplitude, Inc. (the “Company”) has adopted this Executive Severance Plan (this “Plan”) for the purpose of providing severance protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance and change in control protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.
Section 1.02
Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Participation Agreement.
Section 1.03
Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant’s employment at any time.
Article II.

DEFINITIONS AND INTERPRETATIONS
Section 2.01
Definitions. Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:
(a)
“Accrued Amounts” means, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with the policies of the Company or any Subsidiary through such Participant’s Termination Date; (c) accrued and unused vacation; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws. Any Accrued Amounts set forth in clauses (a) – (c) above that become payable to a Participant pursuant to Article III below shall be paid in a lump-sum cash payment within thirty (30) days following the Termination Date, or on such earlier date as may be required by applicable law.
(b)
“Affiliate” means the Partnership, any Parent or any Subsidiary.
(c)
“Base Salary” means the annual base salary paid to a Participant as in effect immediately prior to the Participant’s Termination Date.
(d)
“Cause” means, with respect to a Participant, (a) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (b) the Participant’s commission of (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (c) the Participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (d) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (e) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to Restrictive Covenants. The determination that a termination of the Participant’s employment is either for Cause or without Cause shall be made by the Board or the Compensation Committee, in each case, in its sole discretion.
(e)
“Change in Control” shall have the meaning set forth in the Incentive Plan. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(f)
“Change in Control Period” shall mean the period commencing three months prior to the closing of a Change in Control and ending 12 months after such Change in Control.
(g)
“Change in Control Termination Payment” means an amount equal to the sum of (i) such Participant’s Base Salary and (ii) such Participant’s Target Annual Bonus, but only to the extent the Company maintains an Annual Bonus program.
(h)
“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.
(i)
“Code” means the Internal Revenue Code of 1986, as amended.
(j)
“Compensation Committee” means the Compensation Committee of the Board.
(k)
“Disability” shall have the meaning set forth in the Incentive Plan.
(l)
“Effective Date” means November 5, 2024.
(m)
“Employment Agreement” means, with respect to a Participant, such Participant’s employment agreement or offer letter with the Company or any of its Affiliates.
(n)
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
(o)
“Good Reason” means that the Participant has complied in all material respects with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without the Participant’s prior written consent: (a) a reduction of the Participant’s Annual Base Salary by more than 10% (except in connection with an across-the-board reduction in the salary of all similarly situated employees); (b) a material diminution of the Participant’s authority, duties or responsibilities, provided that a mere change of title alone shall not constitute such a material diminution and that a reduction in the Participant’s authority, duties and/or responsibilities by virtue of the fact that the Company has become part of a larger organization shall not by itself constitute grounds for a termination for Good Reason as long as the Participant retains substantially the same authority, duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the business of the Company; or (c) relocation of the Participant’s principal place of employment by more than 30 miles from the Participant’s then-current principal place of employment
(p)
“Good Reason Process” means that (a) the Participant has reasonably determined in good faith that a “Good Reason” condition has occurred; (b) the Participant has notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first time the Participant becomes aware of the occurrence of such condition; (c) the Participant has cooperated in good faith with the Company’s efforts, for a period not less than 30 days immediately following the Company’s receipt of such notice (the “Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Participant terminates the Participant’s employment with the Company within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(q)
“Incentive Plan” means the Amplitude, Inc. 2021 Incentive Award Plan, as may be amended or amended and restated from time to time.
(r)
“Parent” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
(s)
“Participants” means those employees of the Company or any Subsidiary who: (a) the Compensation Committee from time to time designates as Participants in accordance with Section 1.2; and (b) have entered into a Participation Agreement with the Company.

(t)
“Participation Agreement” means a participation agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed by the Company and a Participant.
(u)
“Restrictive Covenants” means, with respect to a Participant, those confidentiality, proprietary information, confidential information, non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in such Participant’s Participation Agreement pursuant to this Plan.
(v)
“Subsidiary” means (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.
(w)
“Target Annual Bonus” means a Participant’s target annual performance bonus as in effect on the Effective Date, as may be increased from time to time.
(x)
“Termination Date” means, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice (as defined below).
(y)
“Termination Payment” means an amount equal to the sum of (i) six (6) months of such Participant’s Base Salary and (ii) any prorated amount of Participant’s Target Annual Bonus earned through the date of termination, but only to the extent the Company maintains an Annual Bonus program.
Section 2.02
Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Article III.

SEVERANCE; TERMINATION OBLIGATIONS
Section 3.01
Termination Without Cause or for Good Reason. Subject to Section 3.4, in the event that a Participant’s employment with the Company and its Subsidiaries is terminated (i) by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or (ii) by the Participant for Good Reason, in each case, outside of a Change in Control Period, such Participant shall be entitled to receive from the Company the Accrued Amounts and:
(a)
payment of an amount equal to such Participant’s Termination Payment, payable in a lump-sum on the first regular payroll date following the date the General Release becomes effective and irrevocable in accordance with below;
(b)
subject to such Participant’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Termination Date and ending on the six month anniversary of the Termination Date or, if earlier, the date on which Participant becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), the Company shall, in its sole discretion, either (i) continue to provide to the Participant and the Participant’s dependents, at the Company’s sole expense, or (ii) reimburse the Participant and the Participant’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Participant or the Participant’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or remaining portion thereof); and
Section 3.02
Termination Without Cause or for Good Reason following a Change in Control. Subject to Section 3.4, in the event that a Participant’s employment with the Company and its Subsidiaries is terminated (i) by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or (ii) by the Participant for Good Reason, in each case, during a Change in Control Period, such Participant shall be entitled to receive from the Company the Accrued Amounts and:
(a)
payment of an amount equal to such Participant’s Change in Control Termination Payment, payable in a lump-sum on the first regular payroll date following the date the General Release becomes effective and irrevocable in accordance with Section 3.4 below;
(b)
subject to such Participant’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Termination Date and ending on the 12 month anniversary of the Termination Date or, if earlier, the date on which Participant becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), the Company shall, in its sole discretion, either (i) continue to provide to the Participant and the Participant’s dependents, at the Company’s sole expense, or (ii) reimburse the Participant and the Participant’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Participant or the Participant’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Participant in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof); and
(c)
the vesting and, if applicable, exercisability of the Participant’s then-outstanding and unvested equity awards, including, without limitation, any stock options and other equity awards, shall accelerate (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse) as of immediately prior to the later of (i) the Termination Date or (ii) the closing of such Change in Control, in respect of 100% of the number of shares of Company common stock subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement). To give effect to the foregoing, upon the Termination Date that occurs prior to the closing of a Change in Control, (x) the vested portion of such equity awards shall be remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (y) the Participant’s outstanding equity awards shall cease vesting, and (z) the unvested shares subject to the Participant’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) three (3) month anniversary of the Termination Date (the “Equity Award Period”). In the event a Change in Control has not been consummated by end of the Equity Award Period, then the unvested portion of the Participant’s equity awards shall terminate immediately without further action as of such date.
Section 3.03
Other Terminations; Accrued Amounts. In the event that a Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than as set forth in Sections 3.1 - 3.2 above, such Participant shall only be entitled to the Accrued Amounts.
Section 3.04
General Release; Restrictive Covenants.
(a)
Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Amounts, pursuant to Sections 3.1 - 3.3 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a substantially the form attached as Exhibit B hereto (the “General Release”), and such General Release has become effective no later than 55 calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits only for so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants.
(b)
If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Sections 3.1 - 3.2, as applicable. Notwithstanding the foregoing, if the 55 calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A (as defined below), then none of such payments shall begin until such second calendar year.
(c)
Notwithstanding anything to the contrary contained herein, nothing in this Plan or the Restrictive Covenants prohibits a Participant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Plan: (i) a Participant shall not be in breach of this Plan, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, a Participant may disclose the trade secret to such Participant’s attorney, and may use the trade secret information in the court proceeding, if a Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Plan, the Restrictive Covenants or any General Release shall prevent a Participant from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights a Participant may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that a Participant has reason to believe is unlawful.
Section 3.05
Termination Notices. For purposes of this Plan, any purported termination of a Participant’s employment by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall (a) indicate the specific termination provision in this Plan relied upon, if any, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) specifying the Termination Date (if applicable) (each, a “Termination Notice”). The failure by the Company to set forth in the Termination Notice all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.
Section 3.06
Resignation of Offices and Directorships; Full Settlement. Upon a termination of a Participant’s employment for any reason, unless otherwise specified in a written agreement between the Participant and the Company, the Participant shall be deemed to have resigned from all offices, directorships and other employment positions then held with the Company or its Subsidiaries and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in the Plan, the Company shall have no further obligations, and the Participant shall have no further rights or entitlements, in connection with or following the Participant’s termination of employment.
Section 3.07
Return of Property. Upon the termination of a Participant’s employment for any reason, the Participant shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in the Participant’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in the Participant’s possession relating to any proprietary information, including, without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Participant shall not make or retain any copy or extract of any of the foregoing.
Section 3.08
No Mitigation. Except as provided in Section 5.3, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.

Article IV.

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS
Section 4.01
Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Plan (or any other agreement entered into by and between a Participant and the Company or any Subsidiary or any incentive arrangement or plan offered by the Company or any Subsidiary), in the event that any amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid to such Participant by the Company or any Subsidiary (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject such Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 4.1 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to a Participant without such Participant incurring an Excise Tax, then, solely to the extent that such Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax, the amounts payable to such Participant under this Plan (or any other agreement entered into by and between a Participant and the Company or any Subsidiary or any incentive arrangement or plan offered by the Company or any Subsidiary) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). The determination of whether Covered Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control.
Section 4.02
Compliance with Code Section 409A.
(a)
This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.
(b)
All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to delay the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will delay the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are delayed pursuant to this Section 4.2(c). then such delayed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during such period prior to the payment of any delayed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d)
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
Article V.

MISCELLANEOUS PROVISIONS
Section 5.01
Effect on Other Plans. This Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Company or its Subsidiaries relating to separation benefits or accelerated vesting benefits for the Participants, whether formal or informal, or written or unwritten. Subject to the foregoing, any benefits under this Plan will be provided to a Participant in lieu of benefits under any other separation plan or agreement. Notwithstanding the foregoing, the terms of the Incentive Plan and any applicable award agreement shall continue to govern the terms of any such equity awards and any treatment thereunder shall continue to apply to such equity awards to the extent more favorable than the treatment set forth in this Plan.
Section 5.02
Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.
Section 5.03
Recoupment. Notwithstanding any other provision of this Plan to the contrary, the compensation payable hereunder shall be subject to (i) any clawback or recoupment policy of the Company required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any clawback or recoupment policy of the Company approved by the Board or Compensation Committee which applies to the Company’s senior executives. This Section 5.3 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.
Section 5.04
Waiver. No waiver of any provision of this Plan or any Participation Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Participation Agreement, or the waiver by any person or entity of any breach of this Plan or any Participation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Section 5.05
Amendment; Termination. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan and any Restrictive Covenants shall survive the termination of this Plan. The Company shall provide notice to Participants within 15 days of any amendment or termination of the Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Plan upon a termination of the Participant’s employment shall not be adversely affected without such Participant’s written consent by an amendment or termination of the Plan made within 12 months prior to such termination of employment; and (b) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a termination of the Participant’s employment occurring within 12 months following a Change in Control shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring within 12 months before or after such Change in Control. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.
Section 5.06
Administration.
(a)
The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.
(b)
The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section 5.07
Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.
Section 5.08
Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following such Participant’s termination of employment but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.09
Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be deemed to have been duly given when delivered personally, by e-mail transmission, by reputable overnight courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

if to the Company, to:

Amplitude, Inc.

Chief Human Resources Officer

201 3rd Street, Suite 200

San Francisco, CA 94103

if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.

Section 5.10
Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.
Section 5.11
Severability. The provisions of this Plan and each Participation Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Participation Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Participation Agreement shall not be affected thereby.
Section 5.12
Claims Procedure.
(a)
Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee.
(b)
This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 120 calendar days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).
(c)
The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
Section 5.13
Governing Law. The Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Participation Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.
Section 5.14
Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Participation Agreement regarding the Company’s entitlement to seek equitable relief under the Plan or such Participation Agreement, each Participant shall remain bound by, and comply with such Participant’s obligations under, any arbitration agreement between such Participant and the Company or any Subsidiary (including any arbitration provision contained in the Employment Agreement).

IN WITNESS WHEREOF, and as conclusive evidence of the Compensation Committee’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

Amplitude, Inc.

Date: November 7, 2024	By:	/s/ Spenser Skates
Spenser Skates
Chief Executive Officer

[Signature Page to Executive Severance Plan]

Exhibit A

Form of Participation Agreement

PARTICIPATION AGREEMENT

Dear [_____]:

We are pleased to inform you that the Compensation Committee of the Board of Directors of Amplitude, Inc. (the “Company”), has determined that, effective as of [_____] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Participation Agreement to the Company and subject to the terms and conditions of the Plan and this Participation Agreement. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are set forth in the copy of the Plan that is attached as Annex A to this Participation Agreement, and those terms are incorporated in and made a part of this Participation Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance payments and benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Participation Agreement, and as a condition of your eligibility to receive the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and this Participation Agreement during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants (as defined in the Plan), after the termination of your employment regardless of the reason for such termination.

This Participation Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company and any Subsidiary concerning such subject matter, including any and all Employment Agreements. As of the Participation Date, any severance benefits, protections or payments under any Employment Agreement between you and the Company or any Subsidiary shall terminate and be of no further force or effect.

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any severance payments and benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms and conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any termination of the Plan or your employment in the future.

[Signature Page Follows]

Exhibit A-1

COMPANY:

AMPLITUDE, INC.

By:

Name:
Title:

AGREED TO AND ACCEPTED

Name: [_____]

Exhibit A-2

Annex A to Participation Agreement

Executive Severance Plan

[See Attached]

Exhibit B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into as of _________________, 20__, between [________] (“Executive”) and Amplitude, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective [eight days after] OR [as of] Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 2(c), below. This Agreement is being executed in connection with the terms of the Company’s Executive Severance Plan (the “Plan”), which is incorporated herein by reference.

1.
Termination of Employment. The Parties hereby acknowledge and agree that Executive’s employment, including his service in all positions that Executive held as an officer of the Company [and as a member of the Company’s board of directors], ended effective as of [________] (the “Termination Date”). The Parties acknowledge and agree that Executive is entitled to receive, and has received, payment of an amount equal to all accrued wages (including base salary and bonus compensation) earned through the Termination Date, including accrued vacation, less applicable withholding, as well as reimbursement for all expenses incurred by Executive on behalf of the Company, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

2.
Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)
On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)
Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)
Claims to enforce this Release;

Exhibit B-1

(ii)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv)
Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v)
Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(vi)
Claims for indemnification under indemnification under the Company’s governing documents or any applicable law, and under the terms of any policy of insurance purchased by the Company;

(vii)
Claims for the severance benefits Executive is entitled to receive in exchange for this Release under Section [___] of the Plan, including any current or future claims for vesting, acceleration of vesting, or any claims Executive may have as a stockholder of the Company; and

(viii)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
Section 5.15
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d)
[In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)
This section and this Release are written in a manner calculated to be understood by Executive;

(ii)
Executive has the right to consult with an attorney before signing this Release;

(iii)
Executive has been given at least [21] days to consider this Release; and

(iv)
Executive has seven days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by the Plan unless and until such seven day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to [_______].]

Exhibit B-2

3.
Executive Representations. Executive represents and warrants that:

(a)
Executive has returned to the company property in accordance with the Plan which they had in their possession, custody or control at the time Executive signed this Release;

(b)
Except as set forth herein or in any related agreement, Executive is not aware of any owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment, any accrued, unused vacation earned through such date, and any severance payments that become due under the Plan;

(c)
During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

(d)
Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

4.
Maintaining Confidential Information. Executive reaffirms their obligations under that certain Employee Proprietary Information and Inventions Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”) and Section 3.4 of the Plan. Executive acknowledges and agrees that the severance benefits provided in the Plan shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement and Section 3.4 of the Plan.

5.
Non-Disparagement. The Company agrees that it shall take all reasonable steps necessary to ensure that the Company’s officers and directors will not make statements or representations to any person, firm, or entity, which could reasonably be expected to case Executive in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of Executive. Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Section 5 shall prevent Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Release and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person. In addition, nothing in this Release shall be construed to prohibit Executive from engaging in any lawfully protected activity or conduct, including reporting possible violations of law or regulation to any governmental agency or regulatory body (including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation), filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, or making other disclosures that are protected under any law or regulation. Executive does not need the prior authorization of the Company to engage in any such lawfully protected activity, nor is Executive required to notify the other that they or it has done so.

6.
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

Exhibit B-3

7.
Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

8.
Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

9.
Integration Clause. This Release and the severance benefits under the Plan contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, except for the Confidentiality Agreement and any equity award agreements. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

10.
Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile or PDF signatures shall have the same force and effectiveness as original signatures.

11.
Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

Exhibit B-4

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE AMPLITUDE, INC.

__________________________ __________________________

[Name] By:

Title:

Date: ______________________ Date: _____________________

Exhibit B-5

Exhibit C

Detailed Claims and Arbitration Procedures

1. Claims Procedure

Initial Claims. All claims will be presented to the Compensation Committee in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Compensation Committee will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Compensation Committee (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Compensation Committee, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one-hundred and twenty (120) days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

Procedures. The Compensation Committee will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals. If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below and in Section 5.14 of the Plan. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

Exhibit C-1

2. Arbitration procedure

Request for Arbitration. A Claimant must submit a request for binding arbitration to the Compensation Committee within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Compensation Committee may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures; provided, however, that nothing in this Plan shall require arbitration of any claims which, by law, cannot be the subject of a compulsory arbitration agreement.

Terms and Conditions of Arbitration. All claims shall be resolved exclusively by arbitration in accordance with Section 5.14 of the Plan.

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

Exhibit C-2